J. R. BAUTISTA
5165 Tennis Lane
Delray Beach, Florida 33484

CONSULTING AGREEMENT

This agreement ("Agreement") is entered into, this 10th day of June, 2010 between NATIVE AMERICAN ENERGY GROUP (symbol: NAGP) (the "Company") and J. R. BAUTISTA ("Consultant").

WHEREAS, Consultant has experienced in corporate acquisitions, corporate finance, financial public relations, and knowledge in the development of secondary trading markets and

WHEREAS, the Company desires to engage Consultant to assist in raising capital through the Private and Public Markets, to assist in developing secondary trading markets for the Company's securities, and to assist in advising on financial, public relations, and investment banking matters.

NOW THEREFORE, the Company and Consultant agree as follows:

1. CONSULTANT'S SERVICES

Consultant will provide the Company consulting service for one year in connection with the following matters:

a) Assist in compiling such financial information along with any other "due diligence" information that may be required to assist the Company in raising Equity Capital.

b) Assist in raising capital for the purpose of implementing the Company's transitional and organizational business plan.

c) On occasion, as agreed to by both parties, assume responsibility for communications and correspondence with brokers, money managers, and investors in relation to corporate developments.

d) Develop additional broker relations program in New York City, Tri-State area, Florida and Arizona.

e) Provide sponsorship for the Company at Regional Investment Banker Syndicate seminars and other Broker Dealer sponsorship meetings, as it is mutually agreeable between the Company an the Consultant *(specific budgets and parameters to be negotiated mutually).

f) Consult with company executives as to the disposition of its present and future securities structure.

g) Assist in providing additional insight with regard to stock distribution and shareholder relations programs.

h) Assist in advising as to coordination of financial public relations program. *Should additional financial coverage be deemed necessary, assist in locating and screening credentials and performance records of "selected entity(s)".

i) Assist in Reviewing and/or editing all news announcements for accuracy, effect and content prior to their dissemination to the shareholders and the public via the appropriate wire service.

j) Participate in and coordinate road trips for Company executives to provide introductions and information to brokers, investment bankers, financial analysts, and money managers about the Company.

k) More specifically, the Company has expressed its desire to locate and consummate a financing in the amount of $2.5 million dollars with which the company intends to effectuate its proposed business plan. A debt financing in the amount disclosed above has been discussed as the potential vehicle to facilitate this initial financing. As discussed, should this structure be utilized, it is anticipated that the note will carry a 12% coupon with service of debt to begin after a 9 month grace period. As it may become necessary to "fine tune" the parameters of this financing, the structure of this financing has been left to the discretion of the Consultant

l) Final approval, of course, being left to the Company's majority vote of ownership and/or the recognized executives of the Company.

2. COMPENSATION

In consideration of the Consultant's services, the Agent shall compensate the Consultant as follows:

Any incidentals to include: but, not limited to, teleconferencing, transportation, community meetings ("dog and ponies") and excessive correspondence i.e. packages, fed-x's, promos, etc. shall be discussed, acknowledged, agreed upon, evidenced in writing and reimbursed accordingly.

With regard to the Company's predominant goal, that being the $2.5 million dollar financing, the Company shall compensate the Consultant as follows:

a. **A 10% success fee** based on the overall financing, i.e. $2.5 million dollars, would mean $250,000 (two hundred fifty thousand dollars) would be due the Consultant simultaneous and concurrent with closing of the aforementioned funding. An escrow agent for funding shall be utilized as agreed to by Financier, Consultant and Company.

b. **1,000,000 (one million) 144 shares** shall be issued and escrowed with a mutually agreed to agent in the name of J.R. Bautista. The shares shall be released from escrow to the Consultant, again, simultaneous and concurrent with successful closing of $2.5 million dollar financing. Company and Consultant mutually agree to use Leslie Peter Chontos Esq. in Boca Raton, Florida.

c. **Royalty interest of 2%** (two percent) of the Company's gross income generated by production from the Beery #2 well will be granted to J.R. Bautista for his efforts in funding the company's initial development in Montana. Consultant and Company understand that majority of the funding proceeds will be applied to Berry#2 well in McCone County, Montana. The 2% Royalty interest on production shall be granted to J. R. Bautista upon successful closing of $2.5 million financing. Upon closing and receipt of funding proceeds, an official Royalty Interest Deed shall be issued by Native American Energy Group and subsequently provided to Company's oil purchaser Shell U.S. Trading. Consultant understands that he will receive his royalty interest directly from Shell U.S. Trading.

Note: Should the Company be comfortable with Consultant's services at end of contract, an additional year of service will carry the customary monthly Retainer of $2,500 (two thousand five hundred dollars) which will only be effective once mutually agreed upon and in writing.

3. INDEMNIFICATION

The Company's Agent agrees to indemnify and hold harmless Consultant and their agents and employees against any losses, claims, damage or liabilities, joint or several, to which Consultant or any other such person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material, or arising out of or based upon the omission or alleged omission to state therein or necessary to make the statements therein not misleading and will reimburse Consultant or any such other person for any such legal or other expenses reasonably incurred by Consultant or any such person in connection with investigation or defending any such loss claim, damage liability or action, suit or proceeding provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in, or omission or alleged omissions in reliance upon and in conformity with written information furnished to the Company by Consultant specifically for use in preparations thereof. This Indemnity agreement will be in addition to any liability which the Company may otherwise have.

4. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

5. GOVERNING LAW AND VENUE

The interpretation and construction of this Agreement shall be governed by the laws of the state of Florida for the contracts made and to be performed in Florida. All obligations under this Agreement to purchase or sell shares or to give notices for performance will be in Palm Beach, Florida.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth herein.

NATIVE AMERICAN ENERGY GROUP, INC.	**CONSULTANT**
By: ____________________	**By:** ____________________
Joseph G. D'Arrigo, President & CEO	**J. R. Bautista**
Date: ____________________	**Date:** ____________________
Notary: ____________________	**Notary:** ____________________

March 15, 2011

Mr. J. R. Bautista
5165 Tennis Lane
Delray Beach, Florida 33484

Re: AMENDED CONSULTING AGREEMENT

This amended consulting agreement ("Agreement") is entered into, this 15th day of March, 2011, between NATIVE AMERICAN ENERGY GROUP (symbol: NAGP) (the "Company") and J. R. BAUTISTA ("Consultant").

WHEREAS, the parties entered into a Consulting Agreement on the 10th day of June, 2010 ("the Consulting Agreement"),

WHEREAS, the Company wishes to amend the Consulting agreement with respect to term and compensation as specified below,

WHEREAS, the Consultant wishes to amend the Consulting Agreement as well,

NOW THEREFORE, the Company and Consultant agree to amend the Consulting Agreement as follows:

TERM: The amended term of the Consulting Agreement shall be one year from March 15, 2011, the date of this agreement to the March 14, 2012.

COMPENSATION: In addition to any compensation paid to the Consultant or agreed to be paid to the Consultant as per the Consulting Agreement, the Company agrees to pay $6,000 to the Consultant as a monthly fee for the term of the contract which totals $72,000.

In lieu of the monthly cash consideration, the Company agrees pay the Consultant 360,000 shares of the Company's common stock which have a current value of $72,000 based on the market price of $.20 cents per share on March 15, 2011. The shares to be issued will be Restricted Shares. Company and Consultant agree that Consultant upon issuance and delivery of such shares, the Consultant is paid up for the term of the agreement.

Consultant agrees to continue performing the services outlined in the original Consulting Agreement.

Both parties agree that that the only amendments to the original Consulting Agreement are with respect to the "Term" and "Compensation". All other terms, conditions and covenants of the Consulting Agreement are still in full effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth herein.

NATIVE AMERICAN ENERGY GROUP, INC.	**CONSULTANT**
By: ______________________	By: ______________________
Joseph G. D'Arrigo, President & CEO	**J. R. Bautista**
Date: March 15, 2011	**Date:** March 15, 2011

May 27, 2011

J. R. Bautista
5165 Tennis Lane
Delray Beach, FL 33484

Re: May 27, 20100 amendment to March 15, 2011 Amendment to June 10, 2010 Consulting Agreement (March 15, 2011 Amendment)

We hereby agree that the paragraph entitled "COMPENSATION" in the March 15, 2011 Amendment of the June 10, 2010 Consulting Agreement is replaced in its entirety by the following:

"COMPENSATION: In addition to any compensation paid to the Consultant or agreed to be paid to the Consultant as per the Consulting Agreement, the Company agrees to pay $3,000 to the Consultant as a monthly fee for the term of the contract which totals $36,000.

In lieu of the monthly cash consideration, the Company agrees to pay the Consultant 360,000 shares of the Company's common stock which has a current value for income tax purposes of $0.10 per share on March 15, 2011. The shares to be issued will be Restricted Shares. Company and Consultant agree that upon issuance and delivery of such shares the Consultant is paid up for the term of the agreement."

Both parties agree that the only amendment to the March 15, 2011 Amendment are with respect the "COMPENSATION" section. All other terms, conditions and covenants of the March 15, 2011 Amendment are still in full effect.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of this 27th day of May, 2011.

NATIVE AMERICAN ENERGY GROUP, INC.	**CONSULTANT**
By: ______________	By: ______________
Joseph G. D'Arrigo, President & CEO	J.R. Bautista
Date: May 27, 2011	Date: May 27, 2011